Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-229494 on Form S-3ASR of our report dated January 29, 2020 relating to the consolidated financial statements and financial statement schedules of Jefferies Group LLC and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended November 30, 2019.

/s/ Deloitte & Touche LLP
New York, New York
January 29, 2020